FOR IMMEDIATE RELEASE

Contacts:

Alfred E. Brennan, Chief Executive Officer

Arthur L. Herbst, Jr., President & Chief Financial Officer

(312) 644-6400

Young Innovations, Inc. Announces Results for the Quarter and Six-Months Ended June 30, 2008 and Declares Quarterly Dividend

St. Louis, MO., July 23, 2008 – Young Innovations, Inc. (NASDAQ – YDNT) today announced results for the quarter and six-months ended June 30, 2008.

Sales for the second quarter of 2008 were $25.9 million, increasing 4.3% over the $24.8 million reported for the second quarter of 2007. Income from operations decreased 11.1% to $5.2 million from $5.8 million in the prior year. Net income for the second quarter decreased 10.7% to $3.1 million from $3.5 million in 2007. Diluted earnings per share for the second quarter of 2008 were $0.38, an increase of 2.7% over the $0.37 reported in the prior year quarter. Diluted earnings per share were affected by equity compensation expense of $0.03 and $0.02 for quarters ended June 30, 2008 and 2007, respectively. Diluted shares outstanding for the quarter declined 12% to 8.2 million, which was primarily due to the repurchase of one million shares by the Company in August 2007.

For the six months ended June 30, 2008, sales were $50.3 million, increasing 5.4% over the $47.7 million reported in the prior year period. Income from operations decreased 7.7% to $9.7 million from $10.5 million in the prior year six-month period. Net income was $5.9 million, decreasing 5.7% from $6.3 million in the prior year. Diluted earnings per share were $0.72 for the six months ended June 30, 2008, an increase of 5.9% from $0.68 in the same period of 2007. Diluted earnings per share were affected by equity compensation expense of $0.06 and $0.03 for the six months ended June 30, 2008 and 2007, respectively. Diluted shares outstanding for the six months ended June 30, 2008 declined 11% to 8.2 million, which was primarily due to the repurchase of one million shares by the Company in August 2007.

The sales increase this quarter reflects solid overall demand for our products and strong sales in our home care product lines driven in part by a preannounced July 1, 2008 price increase. A weaker U.S. dollar also provided a benefit to sales of approximately $270,000. Our selling, general, and administrative expenses increased relative to the prior year, primarily due to ongoing investments in sales and marketing and higher equity compensation expense. Interest expense increased as a result of higher debt levels primarily related to the August 2007 repurchase of one million shares in addition to continued stock buy-back activity during the quarter.

The Company completed its second facility consolidation this year, with two additional facility consolidations expected prior to the end of the year. We also plan to introduce several new products in the next two quarters, and we continue to evaluate acquisitions and other opportunities to expand our product offering.

Overall, we are satisfied with the progress we made in the second quarter while we remain mindful of the overall economic environment as well as continued uncertainty with regard to dealer ordering patterns. As we enter the second half of the year, we are focused on successfully introducing several new products, increasing the effectiveness of our sales and marketing efforts and completing the remaining facility consolidations.

The Company also announced that on July 20, 2008 the Board of Directors declared a quarterly dividend of $0.04 per share payable on September 15, 2008 to all shareholders of record on August 15, 2008.

A conference call has been scheduled for Thursday, July 24, 2008 at 11:00 A.M. Central Time and can be accessed through InterCall at http://audioevent.mshow.com/345989/ or on the Company’s website, www.ydnt.com.

Young Innovations develops, manufactures, and markets supplies and equipment used by dentists, dental hygienists, dental assistants, and consumers. The Company’s product offering includes disposable and metal prophy angles, prophy cups and brushes, dental micro-applicators, panoramic X-ray machines, moisture control products, infection control products, dental handpieces (drills) and related components, endodontic systems, orthodontic toothbrushes, flavored examination gloves, children’s toothbrushes, and children’s toothpastes. The Company believes it is a leading U.S. manufacturer or distributor of prophy angles and cups, liquid surface disinfectants, dental micro-applicators and obturation units designed for warm, vertical condensation.

Investors are cautioned that this press release as well as other reports and oral statements by Company officials may contain certain forward-looking statements as defined in the Private Securities Litigation and Reform Act of 1995. Forward-looking statements include statements which are predictive in nature, which depend upon or refer to future events or conditions and which include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” or similar expressions. These statements are not guaranties of future performance and the Company makes no commitment to update or disclose any revisions to forward-looking statements, or any facts, events or circumstances after the date hereof that may bear upon forward-looking statements. Because such statements involve risks and uncertainties, actual actions and strategies and the timing and expected results thereof may differ materially from those expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, those disclosed in the Company’s Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission.

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Young Innovations, Inc.
Consolidated Balance Sheet
June 30, 2008 and December 31, 2007
(In Thousands)

	(Unaudited) June 30 2008	December 31 2007
Assets		
Current assets		
Cash	$ 783	$ 528
Accounts receivable, net	12,949	13,074
Inventories	15,127	14,381
Other current assets	4,497	4,878
Total current assets	33,356	32,861
Property, plant and equipment, net	33,149	32,992
Goodwill	80,483	77,511
Intangible assets	10,868	11,133
Other assets	4,113	4,271
Total assets	$ 161,969	$ 158,768
Liabilities and Equity		
Current liabilities		
Accounts payable and accrued liabilities	$ 10,249	$ 7,370
Total current liabilities	10,249	7,370
Long-term debt	34,195	36,646
Long-term secured borrowing	1,936	-
Deferred income taxes	11,611	11,414
Total liabilities	57,991	55,430
Stockholders' equity		
Common stock	102	102
Additional paid-in capital	24,613	25,024
Retained earnings	127,910	122,631
Common stock in treasury, at cost	(48,989)	(44,595)
Accumulated other comprehensive income	342	176
Total stockholders' equity	103,978	103,338
Total liabilities and stockholders' equity	$ 161,969	$ 158,768